Exhibit 10.1

CONFIDENTIAL PATENT PURCHASE AGREEMENT

This CONFIDENTIAL PATENT PURCHASE AGREEMENT (“Agreement”) is entered into as of July 21, 2015 (“Effective Date”), by and among Fuse Science, Inc., a Nevada corporation (the “Company”), Spiral Energy Tech., Inc., a Nevada corporation and wholly-owned subsidiary of the Company (the “Purchaser”), and Quest Document Solutions, LLC, a Nevada limited liability company (“Seller”, and collectively with the Purchaser and Seller, the “Parties”).

RECITALS

WHEREAS, Seller owns certain Patents (defined below) and wishes to sell to Purchaser its entire right, title and interest in such Patents, the causes of action to sue for infringement thereof, and all such other legal rights in respect of the Patents as are held by the Seller;

WHEREAS, Company owns all of the issued and outstanding shares of common stock of Purchaser; and

WHEREAS, Purchaser wishes to purchase such Patents free and clear of any restrictions, liens, claims or encumbrances, except as specified herein.

NOW IT IS THEREFORE RESOLVED, that in consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as set forth herein.

AGREEMENT

1.Definitions

“Action” means any action, claim, suit, arbitration, litigation, proceeding or governmental investigation.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

 “Common Stock” shall have the meaning ascribed to it in Section 2.4.

“Cumulative Participation Income” means the total amount of Participation Income earned by Purchaser at any time hereunder.

Encumbrances” means all claims, conditional sales agreements, Liens, licenses, rights to renew or extend such licenses, rights of first refusal, options, covenants, non-assertions, immunities or releases.

“Fixed Consideration Amount” means the amount paid to Sellers in accordance with Section 2.4(b).

“Liens” means all liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other limitations on use of any nature whatsoever, whether consensual, statutory or otherwise.

 “Patents” means all patents and patent applications listed in Exhibit B hereto and any divisionals, continuations,  reissues, reexaminations, extensions, renewals, utility models, foreign counterparts in any countries or other jurisdictions in the world, whose priority is based upon the patents and patent applications listed in Exhibit B; and (d)  the inventions, discoveries and improvements described or claimed in any or all of the foregoing.

“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

“Securities” means the Common Stock forming the basis for payment of the Fixed Consideration Amount hereunder.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board or the OTC Markets, (or any successors to any of the foregoing), on which the Common Stock is listed or quoted for trading on the date in question.

2.Transfer

2.1 Patent Assignment.  Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall and hereby does sell, assign, transfer and convey to Purchaser any and all right, title and interest it has in and to the Patents, including without limitation, all rights and interests of Seller to sue for past, present and future infringement, to collect royalties under such Patents, to prosecute all existing Patents worldwide, to apply for additional Patents worldwide and to have Patents issue in the name of Purchaser.

2.2 Assignment of Causes of Action.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall and hereby does sell, assign, transfer and convey to Purchaser any and all right, title and interest it has in and to all causes of action and enforcement rights, whether known, unknown, currently pending, filed, or otherwise, for the Patents, including without limitation all of Seller’s rights and interests to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents (the “Causes of Action”).

2.3 Reserved.

2.4 Consideration.  In consideration for the assignment of Seller’s rights, title and interest in the Patents and the Causes of Action, and the other obligations of Seller as set forth in this Agreement, Company shall pay or otherwise provide to Seller the Fixed Consideration Amount, as follows:

(a) On the Closing Date, Company shall deliver to Seller 4,500,000 shares of common stock of the Purchaser, par value $0.0001 per share, (the “Common Stock”).

3.Closing, Delivery and Payment

3.1 Closing.  The Closing shall take place at the offices of Nason, Yeager, Gerson White & Lioce, P.A., at 10:00 a.m., eastern daylight time, on the Effective Date (the “Closing Date”).

3.2 Closing Deliverables.  At the Closing Seller shall execute, notarize and deliver to Purchaser an assignment in the form attached hereto as Exhibit A suitable for filing with the USPTO and other patent offices worldwide (the “Assignment”).  At the Closing, Purchaser and Company shall deliver to Purchaser or its designated agent the certificates representing the Fixed Consideration.

3.3 Post-Closing Deliverables.  On or within seven (7) business days following the Closing Date, Seller shall send, via Federal Express or other reliable overnight and trackable delivery service, to Purchaser, the executed and notarized original of the Assignment along with all files and original documents owned or controlled by Seller or its agents or attorneys regarding the Patents including, without limitation, (a) all Letters Patents, if available, (b) assignments for the Patents, (c) documents and materials evidencing dates of invention, (d) prosecution history files for all issued, pending and abandoned Patents, (e) its own files regarding the issued Patents, and (f) a current electronic copy of a docketing report for the Patents accurately setting forth to the best of Seller’s knowledge any and all dates relevant to the prosecution or maintenance of the Patents, including, without limitation, information relating to deadlines, payments and filings for the Patents, and the names, business addresses, email addresses, and phone numbers of all prosecution counsel and agents (“Docket”).

4.Reserved.

5.Closing Conditions

5.1 Conditions to Purchaser’s Obligation to Close.  Purchaser’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(b) Seller shall have delivered to Purchaser the Assignment.

5.2 Conditions to Seller’s Obligation to Close.  Seller’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Purchaser and Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(b) Company shall have delivered to Seller or its representatives the share certificates representing the Securities.

6.Covenants

6.1 Further Assurances.

(a) Seller covenants and agrees that after the Closing Date, it will upon request, and without further consideration, execute and deliver to Purchaser any other documents and materials, and take any further actions that are reasonably necessary for Purchaser to perfect its title, or otherwise enforce its rights, in the Patents.

(b) Seller shall grant Company and Purchaser a power-of-attorney in a customary form to be agreed by the Parties to execute and deliver all documents in the name of Seller in order to effectuate the recordation of the transfers of the Patents in any governmental filing office in the world.

6.2 Reserved.

6.3 Continued Prosecution.  (a) Purchaser shall diligently continue to prosecute the Patents while any obligations to Seller remain outstanding hereunder, and shall timely pay any maintenance fees, annuities and the like for which become due, subject to consultation with Seller that a Patent should not be pursued or should be allowed to go abandoned.  Purchaser will furthermore use its best efforts to put potential infringers of the Patents on notice of infringement, and to otherwise act to maximize the value of the Patents, as soon as possible after the Effective Date, provided, however, Purchaser will not be required to notify potential infringers if, in Purchaser’s reasonable judgment, such action would risk Purchaser becoming involved in a declaratory judgment action or upon consultation with Seller, such notification would be inadvisable prior to commencing litigation.

6.4 Public Announcements.  Except as otherwise required by law, no party shall issue any press release or make other public statements with respect to the transactions contemplated by this Agreement or identifying the other party by name without the prior written consent of such party.

6.5 Tax Matters.  All sales, use, transfer, business and occupation, documentary, stamp, registration, excise, value added and similar taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Patents and the Causes of Action from Seller to Purchaser pursuant to this Agreement and any related transaction documents shall be borne and paid by Purchaser when due.  Purchaser shall, at its own expense, timely prepare and file any tax return or other document required with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

6.6 Listing the Common Stock.  Purchaser shall use its best efforts to cause the shares of Common Stock being transferred to Seller under this Agreement to be approved for trading on the OTC Bulletin Board or OTC Markets.

7.Representations and Warranties

7.1 Seller hereby represents and warrants to Company and Purchaser that as of the Closing Date:

(a) Authority.  Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder and requires no third party consent, approval, and/or other authorization to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Patents to Purchaser.

(b) Title and Contest.  Seller has good and marketable title to the Patents, including without limitation all rights, title, and interest in the Patents and the right to sue for past, present and future infringement thereof.  Seller has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect Seller’s rights and title therein in accordance with governing law and regulations in each respective jurisdiction.  The Patents are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer, enforcement or license that might have arisen during Seller’s ownership of the Patents.  To the knowledge of Seller there are no actions, suits, investigations, communications, correspondence, claims or proceedings threatened, pending or in progress relating in any way to the Patents.

(c) Recordations.  Seller has obtained and has recorded or will record previously executed assignments for all Patents as necessary to fully perfect Seller’s rights and title therein in accordance with governing law and regulations in each applicable jurisdiction, including written assignments to Seller from each inventor of each Patent.

(d) Existing Licenses.  There are no licenses or other Liens or Encumbrances affecting the Patents.

(e) Restrictions on Rights - Standards.   Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of the transaction contemplated in this Agreement, or any prior transaction entered into by Seller related to the Patents.  Seller has not made any commitments to any standards or other organization (including any open source organization) regarding licensing or not asserting the Patents, and Seller has not entered into any agreement or other arrangement which would otherwise obligate it to license or refrain from asserting the Patents.

(f) Patent Office Proceedings.  None of the Patents have been or are currently involved in any reexamination, reissue, inter partes review or interference proceeding, and that, to Seller’s knowledge, no such proceedings are pending or threatened.

(g) Fees.  All maintenance fees, annuities, and the like due on the Patents have been timely paid and will be paid by Seller at least through the Effective Date, if any, are transferred to Purchaser.

(h) Validity and Enforceability.  The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding (other than office action rejections in the ordinary course of prosecution).

(i) Governmental Rights.  No governmental entity, agency, standard setting organization or university has any claim, right, title, interest or license in or to any of the Patents notwithstanding the fact that governmental entity, agency, standard setting organization or university funding was received, or resources or facilities from any governmental entity, agency, standard setting organization or university was used, in connection with the conception, development or reduction to practice of any invention disclosed in any of the Patents.

7.2 No Other Representations or Warranties.  Except as expressly provided in this Section 7, Seller makes no other representations and/or warranties of any kind, either express or implied, statutory, by usage of trade, custom of dealing, or otherwise, and Seller specifically disclaims any implied representations and/or warranties of merchantability, satisfactory quality or fitness for a particular purpose.

7.3 The Company and Purchaser each hereby, jointly and severally, represent and warrant to Seller that as of the Effective Date:

(a) Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Nevada. Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada.

(b) Authorization; Enforceability. Each of the Company and Purchaser have all requisite right, power and authority to execute and deliver this Agreement and the ancillary documents hereto (collectively, the “Transaction Documents”) and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by each of the Company and Purchaser, and the consummation by Company and Purchaser of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of the Company and Purchaser, and constitutes the legal, valid and binding obligation of the Company and Purchaser, enforceable in accordance with its terms, (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

 (c) No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by the Company and Purchaser, the consummation by each of the Company and Purchaser of the transactions contemplated thereby, and compliance by each with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of law, or any provision of such party’s organizational documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which the Company or Purchaser is a party or by which the Company, Purchaser or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect the Company and Purchaser’s ability to consummate  the transactions  contemplated  thereby.  The consummation of the transactions contemplated hereby will not require any consent, approval, authorization or permit of, or filing or registration with or notification to, any governmental entity or any other person, other than compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act.

(d) Consent of Governmental Authorities. The Company and Purchaser have obtained all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing with any governmental authority, or any other person, is required to be made or obtained by the Company and Purchaser in connection with the execution and delivery of the Transaction Documents by the Company and Purchaser, or the consummation by the Company and Purchaser of the transactions contemplated thereby.

(e) Validity of Securities.  When issued and delivered in accordance with this Agreement, the Securities shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable and (b) free and clear of any Liens.

(f) Capitalization.  The Purchaser has authorized share capital and capitalization on a fully diluted basis as set forth in Schedule 7.3(f) hereto.

(g) SEC Filings.  Purchaser has filed with the SEC, at or prior to the time due, all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC under applicable law for the twelve (12) months period preceding the date hereof (together with all information incorporated therein by reference, the “Purchaser SEC Reports”). The Purchaser SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports. As of the Closing Date and as of the date any information from such Purchaser SEC Reports has been incorporated by reference, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the last day of the quarter end reported upon by Purchaser by the filing with the SEC of the Purchaser’s most recent Quarterly Report on Form 10-Q, with respect to the Purchaser, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Purchaser. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Purchaser SEC Reports other than such comment letters previously provided to Seller.

(h) Financial Statements.  Each of the financial statements of Purchaser (including the related notes) included or incorporated by reference in the Purchaser SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted in Form 10- Q under the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly and accurately present the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments  in the case of any unaudited interim financial statements). Except as and to the extent reflected in the financial statements (the “Purchaser Latest Financials”) of Purchaser included or incorporated by reference in prospectus filed by Purchaser on July 6, 2015, Purchaser has no liabilities except (i) liabilities incurred in the ordinary course of business and not required to be set forth in the Purchaser Latest Financials or (ii) liabilities that have arisen after the date of the Purchaser Latest Financials in the ordinary course of business, consistent with past custom and practice.

(i) Certain Indebtedness.  There is no outstanding indebtedness payable by any third party to Purchaser.

(j) Litigation.  Except as reported in the SEC Reports, there is no action, claim, dispute, suit, investigation or proceeding pending or, to the Purchaser’s knowledge, threatened against either the Purchaser or any of their respective properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Purchaser to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder.

7.4 Survival.  The representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date.  All covenants or agreements of the parties that are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants or agreements, if any, or until fully performed.

8.Miscellaneous

8.1 Applicable Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

8.2 Arbitration.  Any dispute, claim or controversy arising out of or relating to this Agreement or any matters related to the relationship of the Parties hereto or the consideration paid of payable hereunder (including the rights of the Parties with respect to their responsibilities emanating from any of the instruments, including the Securities, or terms defined herein) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York New York, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures.  Judgment on the Award may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

8.3 LIMITATION ON CONSEQUENTIAL DAMAGES.  EXCEPT IN THE CASE OF FRAUD, INTENTIONAL MISREPRESENTATION OR WILFUL BREACH OF COVENANT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.4 LIMITATION OF LIABILITY.  EXCEPT IN THE CASE OF FRAUD,  INTENTIONAL MISREPRESENTATION OR WILFUL BREACH OF COVENANT, WITHOUT WAIVING ANY OTHER RIGHTS OF THE PARTIES, INCLUDING ANY RIGHT TO SEEK SPECIFIC PERFORMANCE OR SEEK OTHER EQUITABLE RELIEF, NEITHER PARTY’S TOTAL LIABILITY (INCLUDING PAYMENT OBLIGATIONS) UNDER THIS AGREEMENT SHALL EXCEED THE FIXED CONSIDERATION AMOUNT, RENDERED IN DOLLARS AS AT TH E CLOSING DATE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.  THE FOREGOING IS NOT TO BE CONSTRUED AS A LIMITATION ON THE RIGHT OF A PARTY TO SEEK EQUITABLE RELIEF, INCLUDING INJUNCTIVE RELIEF, WHERE MONETARY DAMAGES WOULD NOT BE ADEQUATE.

8.5 Confidentiality.

From and after the Closing, the parties shall not (and shall cause their respective agents and/or Affiliates not to) use or disclose any information concerning the Patents or this Agreement, including the terms and existence hereof, to any third party except  (i) with the prior written consent of the other party; (ii) to any governmental body having jurisdiction to require disclosure or to any arbitral body, to the extent required by same; (iii) as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters; (iv) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (v) in confidence to its legal counsel, accountants, banks and financing sources and their advisors in the normal course of business or in connection with strategic or financial transactions; provided that, in (ii) through (v) above, (A) each party shall use all legitimate and legal means available to minimize the disclosure to third parties, including seeking a confidential treatment request or protective order whenever appropriate or available; and (B) except for permitted disclosures to legal and financial advisors and accountants, a party shall provide the other party with at least ten (10) business days’ prior written notice of such disclosure. Company, Purchaser and Seller shall keep all economic terms of this Agreement confidential and seek to preserve such confidential nature of such information through filing of confidential treatment requests with all government agencies and authorities, including the United States Securities and Exchange Commission.

8.6 Entire Agreement.  The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions.  Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties.  These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions, which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement.  This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

8.7 Notices.  All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Seller	If to Purchaser or Company
Document Escrow Solutions, LLC	Fuse Science, Inc.
4 South Orange Avenue, No. 170	Merrick Rd.
South Orange, NJ 07075	Massapequa, New York 11758
Attn: Manager	Attn: Chief Executive Officer With a copy to: Nason, Yeager, Gerson White & Lioce, P.A. 1645 Palm Beach Lakes Blvd., Suite 1200 West Palm Beach, FL 33401 Attn: Michael Harris

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

8.8 Relationship of Parties.  The parties hereto are independent contractors.  Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.  Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

8.9 Severability.  The terms and conditions stated herein are declared to be severable.  If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

8.10 Waiver.  Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

8.11 Assignment of Agreement.  The terms and conditions of this Agreement shall inure to the benefit of any successors, assigns and other legal representatives of each Party, and shall be binding upon each Party, and their respective successors, assigns and other legal representatives.

8.12 Legal Representation.  Each Party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

[signature page follows immediately]

IN WITNESS WHEREOF, the parties have executed this Confidential Patent Purchase Agreement as of the Effective Date:
Quest Document Solutions, LLC By: /s/ Avital Evan-Shoshan Name: Avital Evan-Shoshan Title: Manager Date: 7/21/15	Fuse Science, Inc. By: /s/ Ezra J. Green Name: Ezra J. Green Title: CEO Date: 7/21/15 Spiral Energy Tech., Inc. By: /s/ Ezra J. Green Name: Ezra J. Green Title: CEO Date: 7/21/15